SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 16, 2007

Green Plains Renewable Energy, Inc.
 (Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

333-121321	84-1652107
(Commission file number)	(IRS employer identification no.)

105 N. 31st Avenue, Suite 103, Omaha, Nebraska	68131
(Address of principal executive offices)	(Zip code)

(402) 884-8700

 (Registrant’s telephone number, including area code)

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Election of Gary R. Parker as Director

On November 16, 2007, Green Plains’ board of directors appointed Mr. Gary R. Parker to a vacant seat for the remainder of a term expiring in 2010.

Mr. Parker is President, CEO and the owner of GP&W Inc., d/b/a Center Oil Company, of St. Louis, Missouri. Mr. Parker founded Center Oil in 1986 to market gasoline and other petroleum products. In fiscal 2006, Center Oil had $5.4 billion in sales through a national network of 10 distribution terminals. Prior to founding Center Oil, Mr. Parker worked for 5 years with Koch Industries in Wichita, Kansas. In addition, he served 10 years as Executive Vice President of Apex Oil in St. Louis, Missouri. During his tenure with Apex, Mr. Parker directed all light oil operations for Apex and its subsidiary, Clark Oil & Refining Corporation.

Mr. Parker is also the founder of Center Ethanol Company LLC, which is constructing a 54 million gallon ethanol plant with rail and barge access on the Mississippi River, located in Sauget, Illinois.

On November 14, 2007, the Company completed a private placement of 1.2 million shares of its unregistered, non-brokered common stock to nine accredited investors at a purchase price of $8.10 per share, resulting in net proceeds of approximately $9.7 million. GP&W, Inc. invested $4,001,400 to acquire 494,000 shares of our common stock in this offering. Mr. Parker is the President, CEO and owner of GP&W Inc.

The press release announcing the Mr. Parker’s appointment to the board of directors is attached hereto as Exhibit 99.1.

Item 7.01.  Regulation FD Disclosure.

On November 20, 2007, the Company issued a press release thanking supporters for the successful grand opening celebration at its Shenandoah, Iowa ethanol plant, which was held on Saturday, November 17, 2007. The press release relating to this grand opening celebration is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Number	Description

99.1	Press Release, November 20, 2007
99.2	Press Release, November 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2007	GREEN PLAINS RENEWABLE ENERGY, INC. By: /s/ Wayne B. Hoovestol Wayne B. Hoovestol Chief Executive Officer (Principal Executive Officer)

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